Exhibit 99.1

PREDECESSOR MANAGEMENT TRANSACTION DISCLOSURE

MEDICAN ENTERPRISES INC. ACQUISITION

The Company entered into a Purchase and Sale Agreement dated January 26, 2019, under predecessor management, pursuant to which the Company acquired certain assets associated with Medican Enterprises Inc.

Consideration for the transaction included the issuance of a Convertible Promissory Note in the principal amount of $20,000,000 bearing interest at eight percent (8%) per annum. Assets acquired under the agreement included, among other things, intellectual property, website-related assets, minority equity interests in private entities, and certain real property interests.

Current management assumed control of the Company in October 22nd, 2024 and was not involved in the negotiation, valuation, or approval of the transaction. In accordance with its fiduciary obligations under applicable Wyoming corporate law and in connection with ongoing audit procedures, management has initiated a comprehensive review of:

•	valuation methodologies supporting the original transaction;
•	assets acquired compared to consideration issued;
•	legal ownership and transfer documentation;
•	accounting classification and treatment of the Convertible Promissory Note.

Pending completion of the validation and impairment review, acquisition-related assets and liabilities continue to be reflected on an interim basis for financial reporting purposes. Carrying values remain subject to adjustment based upon audit findings and management’s ongoing review.

GREEN RAIN ENERGY HOLDINGS INC.

/s/ Alfredo Papadakis

Alfredo Papadakis

CEO